--------------------------------------------------------------------------------

[INTERNATIONAL PAPER LOGO]
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                                                       INTERNATIONAL PAPER PLAZA
                                                       400 ATLANTIC STREET
                                                       STAMFORD, CT 06921

News Release

Media Contacts:      Jennifer Boardman, 203-541-8407
                     Kathleen Bark, 203-541-8418

Investor Contacts:   Darial Sneed, 203-541-8541
                     Brian Turcotte, 203-541-8632

         International Paper Reports Higher Third-Quarter Earnings from
                             Continuing Operations

o Earnings from continuing operations of $208 million up 84 percent from $113 million in the 2003 third quarter.

o Net sales increased 8 percent to $6.6 billion from 2003 third-quarter net sales of $6.1 billion.

                           Earnings Per Share Summary

                                                      Third     Third     Second
                                                     Quarter   Quarter   Quarter
                                                       2004      2003      2004
                                                     -------   -------   -------
Net Earnings (Loss)                                  $(1.13)   $ 0.25    $ 0.40
Add Back - Loss (Income) from Discontinued
Operations:
   Loss (gain) on sale or impairment                   1.64        --     (0.19)
   Earnings from operations                           (0.08)    (0.02)    (0.08)
                                                     ------    ------    ------
                                                       1.56     (0.02)    (0.27)

Earnings from Continuing Operations                    0.43      0.23      0.13

Add back - Net Special Items Expense (Income)            --     (0.01)     0.20
                                                     ------    ------    ------

Earnings from Continuing Operations
   And Before Special Items                          $ 0.43    $ 0.22    $ 0.33

STAMFORD, Conn. - October 26, 2004 - International Paper (NYSE: IP) today reported third-quarter 2004 earnings from continuing operations of $208 million ($0.43 per share) compared with $113 million ($0.23 per share) in the third quarter of 2003 and $62 million ($0.13 per share) in the second quarter of 2004.

Additionally, a net discontinued operation charge of $757 million was recorded in the 2004 third quarter to reflect a $795 million write-down of the net assets of the Weldwood of Canada, Ltd. subsidiary to their expected net realizable value, net of Weldwood's operating earnings of $38 million for the quarter.
The write down is due to the previously announced sale of the Weldwood subsidiary, which is expected to be completed in the fourth quarter. This charge resulted in a net loss of $549 million ($1.13 per share) for the 2004 third quarter, compared with net earnings of $122 million ($0.25 per share) in the third quarter of 2003 and $193 million ($0.40 per share) in the second quarter of 2004.

The above amounts include the effects of special items in all periods. Earnings from continuing operations and before special items in the 2004 third quarter were $209 million ($0.43 per share), compared with $108 million ($0.22 per share) in the third quarter of 2003 and $159 million ($0.33 per share) in the second quarter of 2004.

Third-quarter 2004 net sales were $6.6 billion, compared with third-quarter 2003 net sales of $6.1 billion and 2004 second-quarter sales of $6.2 billion.

"Our volumes remained strong during the quarter, and price increases continued to be implemented across most grades of paper and packaging," said John Faraci, International Paper chairman and chief executive officer. "However this was somewhat offset by lower wood products pricing, rising raw material costs and the effect of the hurricanes that hit Florida and the gulf coast region impacting sixteen of our facilities."

In the fourth quarter, the company expects demand and pricing will continue to be solid in packaging and paper, but expects that will be offset by lower average pricing for wood products, sharply rising raw material costs and higher corporate expenses.

Segment Information

Operating profits of $585 million for the third quarter were up from the second-quarter 2004 operating profits of $516 million due to higher average price realizations and higher volumes.

Third-quarter segment operating profits and business trends compared with the second quarter of 2004 are as follows:

Third-quarter operating profits for Printing Papers were $160 million compared with second-quarter operating profits of $141 million as a result of higher average pricing for uncoated free sheet and coated paper. Pulp prices were up on average for the quarter but started to trend down as the quarter ended. Coated paper sales volumes were seasonally higher. These improving business conditions were somewhat offset by seasonally lower sales volumes for European papers as well as by the impact of the hurricanes.

Industrial and Consumer Packaging operating profits were $183 million in the third quarter, compared with $111 million in the second quarter, as a result of higher average pricing and volumes across containerboard, corrugated boxes and bleached board.

The company's distribution business, xpedx, reported operating profits of $27 million for the third quarter compared with operating profits in the second quarter of $21 million, due to improved sales and reduced operating costs.

Third-quarter Forest Products operating profits were $191 million, compared with earnings of $222 million in the second quarter primarily as a result of lower average pricing for lumber and plywood. Gains from land sales were flat with second quarter.

Operating profits at Carter Holt Harvey, International Paper's 50.5 percent owned subsidiary in New Zealand, were $17 million in the third quarter, compared with second-quarter operating profits of $7 million as a result of improved operations and the absence of a special charge for the sale of a Chilean packaging operation that was recorded in the second quarter.

Net corporate expenses of $101 million in the 2004 third quarter were essentially unchanged from $102 million in the 2004 second-quarter, but were lower than net expenses of $138 million in the third quarter of 2003 reflecting lower overhead and benefit related costs.

Discontinued Operations

During the 2004 third quarter, the company reached agreement to sell its Weldwood of Canada, Ltd. (Weldwood) business for approximately C$1.26 billion in cash, subject to certain adjustments at closing, expected to be completed in the 2004 fourth quarter. Accordingly, a $795 million after tax discontinued operations charge was recorded in the third quarter to write down the assets of Weldwood to their estimated net realizable value upon sale. Discontinued operations for the 2004 second quarter includes a net gain of $90 million after taxes and minority interest relating to the sale of the Carter Holt Harvey tissue business. Furthermore, all periods presented have been restated to present the operating results of Weldwood and the tissue business as discontinued operations.

Effects of Special Items

Special items in the 2004 third quarter included a charge of $55 million before taxes and minority interest ($31 million after taxes and minority interest) for restructuring and other costs, a pre-tax credit of $103 million ($64 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, a charge of $38 million for estimated losses on sales and impairments of businesses held for sale and a $6 million credit ($4 million after taxes) for the net reversal of restructuring and realignment reserves no longer required. The $55 million charge for restructuring and other costs included $18 million ($11 million after taxes and minority interest) for organizational restructuring programs, a $29 million goodwill impairment charge ($15 million after minority interest), and $8 million charge ($5 million after taxes) for losses on early extinguishment of debt. The net after-tax effect of all of these special items was $0.00 per share.

Special items in the 2004 second quarter included a charge of $107 million before taxes and minority interest ($63 million after taxes and minority interest) for restructuring and other costs, a charge of $36 million before taxes and minority interest ($32 million after taxes and minority interest) for estimated losses on sales and impairments of businesses held for sale and a $5 million credit ($3 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required. In addition, a $5 million net increase in the tax provision, after minority interest, was recorded in the quarter reflecting a charge for an adjustment of deferred tax balances and a credit from the reduction of valuation reserves for capital loss carryovers. The $107 million charge for restructuring and other costs included $42 million ($23 million after taxes and minority interest) for organizational restructuring programs and $65 million ($40 million after taxes) for losses on early extinguishment of debt. The $36 million charge for estimated losses on sales and impairments of businesses held for sale included $4 million before taxes recorded in the Packaging segment and $3 million before taxes recorded in the Carter Holt Harvey segment for the estimated loss on the sale of Food Pack S.A. in Chile. The net after-tax effect of all of these special items was an expense of $0.20 per share.

Special items in the 2003 third quarter included a pre-tax charge of $93 million ($59 million after taxes), including $33 million for facility closure costs, $38 million for severance costs associated with organizational restructuring programs, $8 million for early debt retirement costs, and $14 million for additional legal reserves; a pre-tax charge of $1 million ($1 million after taxes) to adjust costs of businesses previously sold; and a pre-tax credit of $8 million ($5 million after taxes) for the reversal of restructuring and realignment reserves no longer required. In addition, a decrease in the income tax provision of $60 million was recorded reflecting a favorable revision of estimated tax reserves upon filing of the 2002 Federal income tax return and increased research and development credits. The net after-tax effect of these special items was an increase of $0.01 per share.

The company will hold a webcast to discuss earnings and current market conditions at 10 a.m. (EDT) today. All interested parties are invited to listen to the webcast live via the company's Internet site at http://www.internationalpaper.com by clicking on the Investor Information button. A replay of the webcast will also be available on the Web site beginning at noon today.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative'r' program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

                                      # # #

Statements in this press release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, the strength of demand for the company's products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company's manufacturing operations, results of legal proceedings, changes related to international economic conditions, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, economic conditions in developing countries, specifically Brazil and Russia, the current military action in Iraq and the war on terrorism. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

                               International Paper
                        Summary of Consolidated Earnings
                            Preliminary and Unaudited
            (In millions except for net sales and per share amounts)

                                                      Three Months Ended           Nine Months Ended
                                                         September 30,               September 30,
                                                     -------------------       -------------------------
                                                      2004          2003         2004              2003
                                                     ------        -----       -------            ------
Net Sales (In billions)                              $  6.6        $ 6.1       $  18.9            $ 17.8
                                                     ------        -----       -------            ------

Earnings From Continuing Operations Before
   Interest, Income Taxes, and Minority Interest        520(a)       269(f)      1,106(d)            870(i)

      Interest expense, net                             188          204(g)        568               585(g)
                                                     ------        -----       -------            ------

Earnings From Continuing Operations Before
   Income Taxes and Minority Interest                   332(a)         65(f)       538(d)            285(i)

      Income tax provision (benefit)                    122(a)       (66)(f,h)     168(d)            (64)(i,j)

      Minority interest expense, net of taxes             2(a)        18(f,g)       49(d)             90(g,i)
                                                     ------        -----       -------            ------

Earnings From Continuing Operations                     208(a)       113(f,h)      321(c,d)          259(i,j)

Discontinued Operation, net of taxes and minority
   interest                                            (757)(b)        9          (604)(b,e)           5

Cumulative Effect of Accounting Change -
   Asset Retirement Obligations (SFAS 143), net of
      taxes                                              --           --            --               (10)(k)
                                                     ------        -----       -------            ------

Net Earnings                                         $ (549)(a,b)  $ 122(f,h)  $  (283)(b,c,d,e)  $  254(i,j,k)
                                                     ======        =====       =======            ======

Earnings Per Common Share From Continuing
   Operations                                        $ 0.43(a)     $0.23(f,h)  $  0.66(c,d)       $ 0.54(i,j)

Discontinued Operation, net of taxes and minority
   interest                                           (1.56)(b)    0.02          (1.24)(b,e)        0.01

Cumulative Effect of Accounting Change -
   Asset Retirement Obligations (SFAS 143), net of
      taxes                                              --           --            --             (0.02)(k)
                                                     ------        -----       -------            ------

Earnings Per Common Share                            $(1.13)(a,b)  $0.25(f,h)  $ (0.58)(b,c,d,e)  $ 0.53(i,j,k)
                                                     ======        =====       =======            ======

Earnings Per Common Share -
   Assuming Dilution                                 $(1.13)(a,b)  $0.25(f,h)   ($0.58)(b,c,d,e)  $ 0.53(i,j,k)
                                                     ======        =====       =======            ======

Average Shares of Common Stock Outstanding            486.4        479.8         485.5             479.3
                                                     ======        =====       =======            ======


(a) Includes a $55 million charge before taxes and minority interest ($31 million after taxes and minority interest) for organizational restructuring programs and losses on early debt extinguishment; a credit of $103 million ($64 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; a $38 million before and after tax charge for estimated losses on sales of businesses; and a credit of $6 million before taxes and minority interest ($4 million after taxes and minority interest) for the reversal of restructuring and realignment reserves no longer required

(b) Includes a $795 million after-tax charge ($1.64 per share) to write down the net assets of Weldwood of Canada, Ltd. to their estimated net realizable value, less $38 million ($0.08 per share) of net earnings of Weldwood for the quarter.

(c) Includes a $5 million net increase, net of minority interest, in the income tax provision reflecting an adjustment of deferred tax balances and a reduction of valuation reserves for capital loss carryovers.

(d) Includes a $192 million charge before taxes and minority interest ($113 million after taxes and minority interest) for organizational restructuring programs and losses on early debt extinguishment; a pretax credit of $103 million ($64 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; a charge of $65 million before taxes and minority interest ($64 million after taxes and minority interest) for estimated gains/losses of businesses sold or held for sale; and a credit of $18 million before taxes and minority interest ($11 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required.

(e) Includes the net income of the Carter Holt Harvey tissue business prior to the sale and the gain on the sale of $267 million ($90 million after taxes and minority interest) in the second quarter of 2004.

(f) Includes a $93 million charge before taxes and minority interest ($59 million after taxes and minority interest) for facility closures and organizational restructuring programs, net losses on early debt extinguishment, and additional legal reserves; a pre-tax charge of $1 million ($1 million after taxes) to adjust accrued costs of businesses sold; and a credit of $8 million before taxes and minority interest ($5 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required.

(g) Includes the effect of $22 million of interest on mandatorily redeemable preferred securities reclassified from minority interest expense as required under SFAS No. 150.

(h) Includes a decrease of $60 million in the income tax provision reflecting a favorable revision of estimated tax reserves upon filing of the 2002 Federal income tax return, and a $15 million adjustment to reduce the estimated full year effective tax rate, excluding special and unusual items, to 25% from the second quarter estimate of $28%.

(i) Includes a $197 million charge before taxes and minority interest ($123 million after taxes and minority interest) for facility closures and organizational restructuring programs, early debt extinguishment losses, and additional legal reserves; a pre-tax charge of $11 million ($7 million after taxes) to adjust accrued costs of businesses sold; and a credit of $17 million before taxes and minority interest ($10 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required.

(j) Includes decreases of $110 million in the income tax provision reflecting a revision of estimated tax reserves upon filing of the 2002 Federal income tax return and settlements of prior period tax issues.

(k) Includes a $15 million charge before taxes ($10 million after taxes) for the adoption of SFAS No. 143, "Asset Retirement Obligations".

                               International Paper
                        Reconciliation of Earnings Before
                      Special Items to Net Earnings (Loss)
                            Preliminary and Unaudited
                   (In millions except for per share amounts)

                                              Three Months Ended   Nine Months Ended
                                                   Sept 30,             Sept 30,
                                              ------------------   -----------------
                                                2004       2003      2004     2003
                                              --------   -------   -------   -------
   Earnings Before Special Items (1)           $ 209      $ 108     $ 428    $ 269

Restructuring and other charges                  (31)       (59)     (113)    (123)
Insurance recoveries                              64                   64
Reversal of reserves no longer required            4          5        11       10
Net gains (losses) on sales and impairments
   of businesses held for sale                   (38)        (1)      (64)      (7)
Income tax adjustment                             --         60        (5)     110
Discontinued Operation                          (757)         9      (604)       5
Cumulative effect of change in accounting         --         --        --      (10)
                                               -----      -----     -----    -----
   Net Earnings (Loss) as Reported             $(549)     $ 122     $(283)   $ 254
                                               =====      =====     =====    =====

                                              Three Months Ended   Nine Months Ended
                                                   Sept 30,             Sept 30,
                                              ------------------   -----------------
                                                2004       2003      2004     2003
                                              --------   -------   -------   -------
Earnings Per Common Share Before Special
   Items (1)                                   $ 0.43    $ 0.22    $ 0.88    $ 0.56

Restructuring and other charges                 (0.06)    (0.13)    (0.23)    (0.26)
Insurance recoveries                             0.13        --      0.13        --
Reversal of reserves no longer required          0.01      0.01      0.02      0.02
Net gains (losses) on sales and impairments
   of businesses held for sale                  (0.08)       --     (0.13)    (0.01)
Income tax adjustment                              --      0.13     (0.01)     0.23
Discontinued Operation                          (1.56)     0.02     (1.24)     0.01
Cumulative effect of change in accounting          --        --        --     (0.02)
                                               ------    ------    ------     -----
Earnings (Loss) Per Common Share as
   Reported                                    $(1.13)   $ 0.25    $(0.58)    $0.53
                                               ======    ======    ======     =====

(1) The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earnings (loss) reported under generally accepted accounting principles ("GAAP"). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

                               International Paper
                     Sales and Earnings by Industry Segment
                            Preliminary and Unaudited
                                  (In Millions)

Sales by Industry Segment

                                      Three Months       Three Months       Three Months        Nine Months
                                         Ended              Ended              Ended               Ended
                                       March 31,           June 30,           Sept 30,           Sept 30,
                                    ----------------   ----------------   ----------------   -----------------
                                     2004    2003(1)    2004    2003(1)    2004    2003(1)     2004    2003(1)
                                    ------   -------   ------   -------   ------   -------   -------   -------
Printing Papers                     $1,890   $1,810    $1,850   $1,795    $1,920   $1,840    $ 5,660   $ 5,445
Industrial and Consumer Packaging    1,700    1,620     1,775    1,680     2,005    1,655      5,480     4,955
Distribution                         1,465    1,430     1,485    1,475     1,565    1,485      4,515     4,390
Forest Products                        600      540       625      580       600      630      1,825     1,750
Carter Holt Harvey                     515      405       525      420       565      480      1,605     1,305
Other Businesses (2)                   295      345       290      335       275      280        860       960
Less: Intersegment Sales              (327)    (347)     (321)    (320)     (352)    (317)    (1,000)     (984)
                                    ------   ------    ------   ------    ------   ------    -------   -------
                                    $6,138   $5,803    $6,229   $5,965    $6,578   $6,053    $18,945   $17,821
                                    ======   ======    ======   ======    ======   ======    =======   =======

Earnings by Industry Segment

                                      Three Months       Three Months       Three Months          Nine Months
                                         Ended              Ended              Ended                 Ended
                                       March 31,           June 30,           Sept 30,             Sept 30,
                                    ---------------   -----------------   ----------------   -------------------
                                     2004   2003(1)    2004     2003(1)    2004    2003(1)    2004       2003(1)
                                    -----   -------   -----     -------   ------   -------   ------      -------
Printing Papers                     $  82    $ 127    $ 141      $ 150     $ 160    $ 118    $  383      $  395
Industrial and Consumer Packaging      79       98      111 (3)    126       183      116       373 (3)     340
Distribution                           17       15       21         23        27       24        65          62
Forest Products                       204      159      222        149       191      194       617         502
Carter Holt Harvey                     11       12        7 (3)      4        17       14        35 (3)      30
Other Businesses (2)                   10       (1)      14          5         7       10        31          14
                                    -----    -----    -----      -----     -----    -----    ------      ------

Operating Profit                      403      410      516        457       585      476     1,504       1,343

Interest expense, net                (196)    (185)    (184)      (196)     (188)    (204)     (568)       (585)
Minority interest (4)                  13       14        9 (3)      9        20       17        42 (3)      40
Corporate items, net                 (110)     (88)    (102)       (96)     (101)    (138)     (313)       (322)
Restructuring and other charges       (30)     (23)    (107)       (81)      (55)     (93)     (192)       (197)
Insurance Recoveries                   --       --       --         --       103       --       103          --
Net gains (losses) on sales and
   impairments of businesses held
   for sale                             9       --      (27)       (10)      (38)      (1)      (56)        (11)
Reversal of reserves no longer
   required                             7       --        5          9         6        8        18          17
                                    -----    -----    -----      -----     -----    -----    ------      ------

Earnings from continuing
   operations before income taxes
   and minority interest            $  96    $ 128    $ 110      $  92     $ 332    $  65    $  538      $  285
                                    =====    =====    =====      =====     =====    =====    ======      ======

(1) Prior-year industry segment information has been restated to conform to the 2004 management structure and to reflect Weldwood of Canada, Ltd. and the Carter Holt Harvey tissue business as discontinued operations.

(2) Included Arizona Chemical, Chemical Cellulose Pulp (closed in 2003) and businesses identified in our divestiture program.

(3) Includes a 2004 second quarter estimated loss on the sale of Food Pack S.A. of $9 million before taxes, of which $4 million is in the Packaging segment, $3 million is in the Carter Holt Harvey segment and $2 million is in Minority interest.

(4) Operating profits for industry segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes, minority interest, extraordinary items, and cumulative effect of accounting changes.

                               International Paper
                           Supplemental Financial Data
                            Preliminary and Unaudited

Financial Data (In millions)

                                         Three Months Ended   Nine Months Ended
                                            September 30,        September 30,
                                         ------------------   ------------------
                                             2004   2003         2004     2003
                                             ----   ----        ------   ------
Depreciation, amortization and cost of
   timber harvested                          $401   $388        $1,154   $1,148
                                             ====   ====        ======   ======

Investment in capital projects (1)           $250   $276        $  812   $  703
                                             ====   ====        ======   ======

(1) Includes $6 million and $20 million of spending for businesses held for sale for the three months and nine months ended September 30, 2004, respectively. Includes $9 million and $28 million of spending for businesses held for sale for the three months and nine months ended September 30, 2003, respectively.

                               International Paper
                        Sales Volumes by Product (1) (2)
                            Preliminary and Unaudited

International Paper Consolidated (excluding Carter Holt Harvey)

                                               Three Months Ended   Nine Months Ended
                                                  September 30,       September 30,
                                               ------------------   -----------------
                                                   2004    2003        2004    2003
                                                  -----   -----       -----   -----
Printing Papers (In thousands of short tons)
   Uncoated Papers and Bristols                   1,585   1,572       4,836   4,675
   Coated Papers                                    574     575       1,641   1,581
   Market Pulp                                      309     337       1,048     998

Packaging (In thousands of short tons)
   Containerboard                                   556     460       1,629   1,442
   Bleached Packaging Board                         378     340       1,128     997
   Kraft                                            170     148         468     455
   Industrial and Consumer Packaging              1,322   1,103       3,628   3,271

Forest Products (In millions)
   Panels (sq. ft. 3/8" - basis)                    411     427       1,201   1,205
   Lumber (board feet)                              644     616       1,850   1,756
   Particleboard (sq. ft. 3/4" - basis)              --      --          --      --

Carter Holt Harvey (3)

                                                  Three Months Ended   Nine Months Ended
                                                     September 30,       September 30,
                                                  ------------------   -----------------
                                                      2004   2003         2004   2003
                                                      ----   ----         ----   ----
Printing Papers (In thousands of short tons)
   Market Pulp                                         134    130          411    344

Packaging (In thousands of short tons)
   Containerboard                                      102    100          336    254
   Bleached Packaging Board                             21     21           59     65
   Industrial and Consumer Packaging                    32     34          113    115

Forest Products (In millions)
   Panels (sq. ft. 3/8" - basis)                        49     47          140    135
   Lumber (board feet)                                 126    132          378    375
   MDF and Particleboard (sq. ft. 3/4" - basis)        156    155          438    441

(1)  Includes third party and inter-segment sales.

(2) Sales volumes for divested businesses are included through the date of sale except for discontinued operations.

(3)  Includes 100 percent of volumes sold.

                           INTERNATIONAL PAPER COMPANY
                           Consolidated Balance Sheet
                            Preliminary and Unaudited
                                  (In Millions)

                                                            September 30,   December 31,
                                                                 2004           2003
                                                            -------------   ------------
Assets
Current Assets
   Cash and temporary investments                              $ 1,828         $ 2,363
   Accounts and notes receivable, net                            3,239           2,765
   Inventories                                                   2,730           2,767
   Assets of businesses held for sale                              881           2,104
   Other current assets                                            867           1,097
                                                               -------         -------
      Total Current Assets                                       9,545          11,096
                                                               -------         -------

Plants, Properties and Equipment, net                           13,182          13,260
Forestlands                                                      3,906           3,979
Investments                                                        671             678
Goodwill                                                         5,030           4,793
Deferred Charges and Other Assets                                1,820           1,719
                                                               -------         -------
Total Assets                                                   $34,154         $35,525
                                                               =======         =======

Liabilities and Common Shareholders' Equity
Current Liabilities
   Notes payable and current maturities of long-term debt      $   615         $ 2,087
   Liabilities of businesses held for sale                         428             645
   Accounts payable and accrued liabilities                      4,500           4,538
                                                               -------         -------
      Total Current Liabilities                                  5,543           7,270
                                                               -------         -------

Long-Term Debt                                                  14,434          13,450
Deferred Income Taxes                                            1,251           1,387
Other Liabilities                                                3,553           3,559
Minority Interest                                                1,599           1,622

Common Shareholders' Equity
   Invested capital                                              5,339           5,155
   Retained earnings                                             2,435           3,082
                                                               -------         -------
      Total Common Shareholders' Equity                          7,774           8,237

                                                               -------         -------
Total Liabilities and Common Shareholders' Equity              $34,154         $35,525
                                                               =======         =======

Note: December 31, 2003 balances have been restated to reflect the assets and liabilities of the Carter Holt Harvey tissue business and Weldwood of Canada as businesses held for sale.